UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 7, 2005
(Date of earliest event reported)

CGI HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	33-19980-D	87-0450450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5 Revere Drive Suite 510 Northbrook, Illinois 60062
(Address of Principal Executive Offices)

(847) 562-0177
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 7, 2005, CGI Holding Corporation, a Nevada corporation (the “Company”) entered into an agreement with Wachovia Bank, National Association (“Wachovia”) to increase the amount available under the Company’s existing line of credit from $1.5 million to $5 million.  To date, the Company has drawn a total of $1.5 million on the line which is secured by a lien on all of the assets of the Company.  Amounts due under the line are payable in consecutive monthly payments of accrued interest only, commencing on August 5, 2005 and commencing on the same day of each month thereafter until fully paid.  Amounts due under the line accrue interest at a rate per annum equal to 1-month LIBOR plus 2% (currently 5.11125%), and are evidenced by a promissory note which is payable in full on demand.

The Company previously announced that it signed a Commercial Loan Commitment Letter with Wachovia that will permit the Company to borrow up to $15 million once definitive documents are negotiated and executed.  The Company negotiated the increase in its current line of credit to ensure that it has sufficient cash to close acquisitions while Wachovia and the Company negotiate definitive documents for the $15 million line.  Despite the increase in its current line of credit with Wachovia to $5 million, no assurances can be made that the Company will be able to negotiate and execute definitive documents for the $15 million line on terms favorable to the Company, if at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 13, 2005

CGI HOLDING CORPORATION.

By:	/s/ Jody Brown
Name:	Jody Brown
Title:	Chief Financial Officer